Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Daily Income Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the SEI Daily Income Trust Short-Duration Government Fund, Intermediate-Duration Government Fund, and GNMA Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 14, 2014